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                           RAMSAY HEALTH CARE, INC.
                               One Poydras Plaza
                               639 Loyola Avenue
                         New Orleans, Louisiana 70113

                              September 15, 1995

Mr. Gregory H. Browne
c/o Ramsay Health Care, Inc.
One Poydras Plaza
639 Loyola Avenue
New Orleans, Louisiana 70113

Dear Mr. Browne:

    This will confirm that you have resigned your employment and all your positions as an officer of Ramsay Health Care, Inc. (the "Company") and its subsidiaries, effective September 30, 1995 (the "Effective Date"). The Company also acknowledges that you have resigned all your positions as an officer of Ramsay Managed Care, Inc. and its subsidiaries, effective the Effective Date. The Company undertakes to nominate you for re-election to the Board of Directors of the Company at its 1995 Annual Meeting of Stockholders. Subsequent to such Annual Meeting, you agree that you will resign from the Board of Directors if requested by the Chairman of the Company.

    This will further confirm the agreement between you and the Company as follows:

    1. During the period commencing on the Effective Date and ending on September 30, 1996, the Company will (i) provide you (or your estate or legal representative in the event of your death) with salary continuation at the annual rate of $231,250, (ii) provide you with coverage under the medical and dental plans of the Company on the same terms (including the same Company-paid portions) that coverage is available to employees of the Company generally and
(iii) provide you with or reimburse you for the cost of term life insurance coverage equivalent to the life insurance coverage currently provided to you by the Company. The Company will sell to you as of the Effective Date for book value plus $1.00 the Company car currently being provided to you. Your rights and benefits under the other benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.




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    2. You agree to make three business trips to Australia for the purpose of assisting in the management transition following the Effective Date and, in connection therewith, the Company agrees to pay the cost of three first class roundtrip airfares to Australia.

    3. You hereby surrender to the Company for cancellation the options to purchase common stock of the Company granted to you on June 8, 1992 originally covering 100,000 shares of common stock (124,830 shares as adjusted following the spinoff of Ramsay Managed Care, Inc. by the Company). All other options granted to you by the Company shall continue in effect in accordance with the terms of the option plan under which such options are granted and the stock option certificate evidencing such options.

    4. You agree that, in consideration of the payments referred to in Paragraph 1 hereof and for other good and valuable consideration, your receipt of which is hereby acknowledged, you will not, except as the Company otherwise agrees in writing, (a) for a period of one year commencing on the Effective Date (i) solicit or endeavor to solicit patient referrals, either for your own account or for any person, firm, corporation or other organization, from (X) any person, including any physician, clinical psychologist, social worker or consultant to the Company, who, during the period of your employment with the Company, made patient referrals to the Company, or (Y) any employee of the Company, or (ii) solicit or entice or endeavor to solicit or entice away from the Company any person who is a director, officer, employee or consultant of the Company, either for your own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company, and you agree not to employ, directly or indirectly, any person who was a director, officer or employee of the Company at any time during the twelve (12) month period ending on the Effective Date or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill, business reputation or good name of the Company or of any of its officers or directors, or otherwise to be detrimental to the interests of the Company or any of its officers or directors.

    You and the Company agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified




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in keeping with the intention of the parties to the maximum extent permitted by law.

    5. Your and the Company's respective rights and obligations under Section 7 (Confidential Information), Section 8 (Inventions) and Section 9 (Equitable Relief) of the Employment Agreement dated January 7, 1992 between you and the Company, as amended (the "Employment Agreement"), continue in full force and effect. You agree that the provisions of Section 9 of the Employment Agreement shall be applicable to your obligations under Paragraph 4 of this Agreement.

    6. You and the Company agree that the payments provided for by this Agreement shall be in full satisfaction of all obligations of the Company and Ramsay Managed Care, Inc. to you for salary, bonus, vacation, sick and severance pay, whether arising under the Employment Agreement or otherwise. All payments to you referred to in this Agreement shall be subject to applicable Federal, state and local withholding.

    7. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

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    Please indicate your agreement with the foregoing by signing the enclosed copy of this letter and returning it to the undersigned, whereupon this shall constitute a binding agreement between you and the Company.

                                       Very truly yours,

                                       RAMSAY HEALTH CARE, INC.


                                       By  (Signature appears here)
                                         ----------------------------

Agreed:

 (Signature of Gregory
 H. Browne appears here)
--------------------------
    Gregory H. Browne